Exhibit 10.28

AMENDMENT TO SHARE PURCHASE AND CALL OPTION AGREEMENT

Between

Mr. Yves Guillemain d’Echon

Mr. Jean-Christophe Bodin

Mrs. Catherine Guillemain d’Echon

Mr. Florent Guillemain d’Echon

Mr. Alban Guillemain d’Echon

Mr. Tristan Guillemain d’Echon

Mr. Jean Guillemain d’Echon

Mrs. Katia Bodin

Miss. Fabienne Gairin

Miss. Isabelle Viroulet

Miss. Aurélie Blanchard

Mr. Didier Pinget

Mr. Eric Tourraud

Mr. Philippe Maréchal

(The Purchasers and Grantors)

and

Conceptus Inc.

(The Seller and Beneficiary)

February 27, 2007

TABLE OF CONTENTS

1	DEFINITIONS	4

2	EXERCISE OF CALL OPTION	4

3	DEFINITION OF OPTION PERIODS	4

4	CONDITIONS PRECEDENT	5

5	CONFIRMATION OF THE CALL OPTION	6

6	INDEMNITY AND ESCROW	6

7	PRICE ADJUSTMENT	7

8	TRANSFER — OWNERSHIP	8

9	GENERAL	8

AMENDMENT TO SHARE PURCHASE AND CALL OPTION AGREEMENT

This amendment (“Amendment”) to the Share Purchase and Call Option Agreement dated January 17, 2004 is entered into on February 27, 2007 (“Amendment Effective Date”),

BETWEEN:

1.                                               Conceptus Inc., a company organized under the laws of the State of Delaware, the registered office of which is at 331 E. Evelyn Street, Mountain View, California, United States of America, represented by Mark Siezckarek in his capacity of President and Chief Executive Officer, duly authorized for the purpose hereof,

(hereinafter referred to as the “Seller” or the “Beneficiary”),

AND:

2.                                               Mr. Yves Guillemain d’Echon, born on July 30, 1956, at Nevers, France, French citizen, living at 3, rue Jacques Lemercier 78000 Versailles, married under the communauté réduite aux acquêts regime,

3.                                               Mr. Jean-Christophe Bodin, born on February 25, 1957, at Neuilly sur Seine, French citizen, living at 3, rue Charles Gounod 94440 Santeny, married under the séparation des biens regime,

(the parties 2 and 3 are acting jointly and severally and hereinafter referred to as the “Managers”),

4.                                               Mrs. Catherine Guillemain d’Echon, née Johanet, born on June 22, 1958, at Donzy, French citizen, living at 3, rue Jacques Lemercier 78000 Versailles, married under the communauté réduite aux acquêts regime,

5.                                               Mr. Florent Guillemain d’Echon, born on February 28, 1982, at Lyon, France, French citizen, living at 3, rue Jacques Lemercier 78000 Versailles, single,

6.                                               Mr. Alban Guillemain d’Echon, born on August 5, 1983, at Lyon, France, French citizen, living at 3, rue Jacques Lemercier 78000 Versailles, single,

7.                                               Mr. Tristan Guillemain d’Echon, born on August 15, 1985, at Cosnes-Cours sur Loire, France, French citizen, living at 3, rue Jacques Lemercier 78000 Versailles, single,

8.                                               Mr. Jean Guillemain d’Echon, born on September 10, 1981, at Clermont Ferrand, France, French citizen, living at 36 avenue de Villeneuve l’Etang, Maison Principal-rez de jardin 78000 Versailles, single,

9.                                               Mrs. Katia Bodin, née Agostini, born on August 30, 1966, at Metz, France, French citizen, living at 3, rue Charles Gounod 94440 Santeny, married under the séparation des biens regime,

10.                                        Miss. Fabienne Gairin, born on September 20, 1957, at Lorient, France, French citizen, living atLe clos de la chaine, 9, rue Charjes d’Orléans 78570 Plaisir, divorced,

11.                                        Miss. Isabelle Viroulet, born on July 7, 1973, at Saint Ouen, France, French citizen, living at 3, Cité de l’Alma, 75007 Paris, single,

12.                                        Miss. Aurélie Blanchard, born on July 4, 1982, at Agen, France, French citizen, living at7, rue Auguste Renoir, 78390 Bois d’Arcy, single,

13.                                        Mr. Didier Pinget, born on November 28, 1961, at Sainte Foy le Lyon, French citizen, living at 9 Boulevard des Brotteaux 69006 Lyon, married under the séparation des biens regime,

14.                                        Mr. Eric Tourraud, born on June 5, 1954, at Paris, France, French citizen, living at12, rue des Troubadours, 66350 Toulouges, divorced,

15.                                           Mr. Philippe Maréchal, born on April 24, 1962, at Juvisy, French citizen, living at 12, avenue de Verdun 78170 La Celle Saint Cloud, married under the séparation des biens regime,

(the parties 4 to 15 are acting jointly and severally and are hereinafter referred to as the “Managers Partners”),

The Managers and Managers Partners acting jointly and severally and are hereinafter referred to collectively as the “Purchasers” or the “Grantors,” and

16.                                        Conceptus SAS, a company organized under the laws of France, the registered office of which is at 7/9 rue du Maréchal Foch, registered at the Versailles register under the number 440 204 964, represented by Mr. Yves Guillemain d’Echon in his capacity of Président, duly authorized.

(hereinafter referred to as the “Company”),

The Seller/Beneficiary, the Purchasers/Grantors, and the Company are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

(A)                                        The Parties have entered into a Share Purchase and Call Option Agreement dated January 17, 2004 (“Agreement”) pursuant to which the Purchasers acquired 100% of the shares in the Company from the Beneficiary and the Beneficiary sold such shares to the Purchasers.

(B)                                        The Agreement grants the Beneficiary an option to purchase the issued and outstanding shares of the Company during specified periods for the purchase price specified in the Agreement.

(C)                                        The Parties desire to amend the Agreement such that, subject to the terms and conditions of this Amendment, the Beneficiary shall be obligated to exercise the option to purchase the issued and outstanding shares in the Company on or before January 2, 2009 or in connection with a Change in Control.

(D)                                        The Parties are entering into an amendment of even date herewith to the Distribution Agreement dated January 17, 2004 between the Beneficiary and the Company (“Distribution Agreement Amendment”) pursuant to which the price paid by Company for products provided by the Beneficiary and the minimum purchase requirements under the Distribution Agreement after the Amendment Effective Date shall be adjusted.

NOW, THEREFORE, the Parties agree as follows:

1                             DEFINITIONS

All terms with initial capital letters that are not defined immediately below or elsewhere in this Amendment shall have the meanings given them in the Agreement.  For the purpose of this Amendment:

Change in Control

means a transaction pursuant to which an entity becomes the beneficial owner of securities of the Beneficiary representing 50.1% or more of the total voting power represented by the Beneficiary’s then outstanding voting securities.

Distribution Agreement	means the Distribution Agreement attached as Schedule 4.1 to the Agreement, as amended by the Distribution Agreement Amendment, and as further amended from time to time after the date hereof.

Any reference to the term “change of control” (without any capital letters) contained in the Agreement is hereby replaced by the terms “Change in Control.”

2                             EXERCISE OF CALL OPTION

The Beneficiary agrees, subject to the satisfaction of the conditions precedent set out in Section 4.1 below, to exercise the Call Option in accordance with the Agreement by providing a Notice of Interest to Grantors’ and Managers’ Agent on or before the earlier of (i) January 2, 2009 and (ii) 120 days after the closing date of a Change in Control, but only if such closing date occurs on or after January 1, 2008.  The Beneficiary further agrees that it will not exercise the Call Option in accordance with the Agreement at any time prior to January 1, 2008.  The Beneficiary will use good faith efforts to notify the Grantors’ and Managers’ Agent of its intent to exercise the Call Option 60 days prior to the date it intends to provide the Notice of Interest.

3                             DEFINITION OF OPTION PERIODS

3.1                       Section 7.1.1(2) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Starting as from the earlier of (i) the date the Audited Financial Statements for the Fiscal Year 2006 are notified by the Grantors’ and Managers’ Agent to the Beneficiary and (ii) July 31, 2007, and continuing until the beginning of Option Period 2 (“Option Period 1”);”

3.2                       Section 7.1.1(3) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Starting as from the earlier of (i) the date the Audited Financial Statements for the Fiscal Year 2007 are notified by the Grantors’ and Managers’ Agent to the Beneficiary and (ii) July 31, 2008, and continuing until the beginning of Option Period 3 (“Option Period 2”);”

4                             CONDITIONS PRECEDENT

4.1                       The obligation of the Beneficiary to exercise the Call Option as set out in Section 2 above and acquire the Option Shares is subject to the satisfaction of all of the following conditions precedent at all times between the date of the Notice of Interest and the Transfer of the Option Shares Date:

4.1.1                        there is no event, circumstance, condition, fact, effect, or other matter (including any matters listed on the Disclosure Schedule) that would, alone or in combination with other matters, cause any of the representations and warranties set forth in Section 7.5 of the Agreement to be inaccurate or untrue;

4.1.2                        neither the Grantors nor the Company is in breach of the Agreement or the Distribution Agreement;

4.1.3                        the aggregate of (i) the Company’s liabilities and (ii) the profits made by the Company during the period beginning on January 1, 2007 and ending on the Transfer of the Option Shares Date, as determined in accordance with the Accounting Principles, (said aggregate amount being referred to as the “Company’s Adjusted Liabilities”) do not exceed the Company’s assets as determined in accordance with the Accounting Principles, and the Company’s Adjusted Liabilities would not exceed the Company’s assets as determined in accordance with the Accounting Principles immediately after the Transfer of the Option Shares Date;

4.1.4                        the Company shall have purchased from the Beneficiary (i) at least 17,500 units of Conceptus Products (meaning Essure kits containing two products) in calendar year 2007 and (ii) at least 5,685 units of Conceptus Products in each full calendar quarter that has elapsed in 2008 prior to the Transfer of the Option Shares Date (provided that if a full calendar quarter has not elapsed in 2008 at the time of the Notice of Interest, the condition precedent described in clause (ii) shall not apply);

4.1.5                        the reimbursement rate for the Essure procedure established by the French government is, together with the applicable value-added tax, equal to or greater than €628.90;

4.1.6                        no event, circumstance, condition, fact, effect, or other matter exists that, alone or in combination with other matters, Materially Adversely Affects one or all of the Companies or that has or is reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), prospects, results or operations of the Beneficiary;

4.1.7                        the distribution agreements provided by the Company to the Beneficiary as of the Amendment Effective Date (“Distributor Agreements”) are: (i) complete and accurate copies of all of the Company’s agreements pursuant to which Conceptus Products are sold or distributed on behalf of the Company as of the Amendment Effective Date; and (ii) in effect as of the Transfer of the Options Shares Date with prices for Conceptus Products and minimum purchase requirements equal to or greater than those contained in the Distributor Agreements as of the Amendment Effective Date;

4.1.8                        except as approved by the Beneficiary in writing: (i) all distribution, reseller or similar agreements with respect to the sale or distribution of Conceptus Products entered into after the Amendment Effective Date (A) contain terms substantially similar to the Company’s form of distributor agreement provided by the Company to the Beneficiary prior to the Amendment Effective Date, (B) do not have terms that extend beyond 2014, (C) specify that the price paid by the distributor for Conceptus Products is equal to or greater than €350, and (C) have minimum annual purchase requirements consistent with the minimum purchase requirements in other Company distributor agreements entered into in the

Ordinary Course of Business; and (ii) all sales of Conceptus Products by Company pursuant to the Distributor Agreements, the agreements described in clause (i) above, or otherwise have been in the Ordinary Course of Business;

4.1.9                        the Company has been and is in compliance with all Laws;

4.1.10                  since the Amendment Effective Date, there has been no change in Law that Materially Adversely Affects the distribution or sale of Conceptus Products in any country in the Territory, including the provision of Conceptus Products to the Company by the Beneficiary;

4.1.11                  the Company has not granted or agreed to grant: (i) any compensation or other benefit that would become due at any time as a result of the Transfer of the Option Shares; or (ii) since the Amendment Effective Date, increases in compensation payable to Company employees that would cause the aggregate compensation of Company employees to increase by more than 10% on an annual basis from the aggregate compensation amount of €792,311 measured from the time of the Amendment Effective Date;

4.1.12                  the Grantors and the Beneficiary have executed the Escrow Agreement (as defined in Section 6 below) prior to the Transfer of the Option Shares Date; and

4.1.13                  Mr. Yves Guillemain d’Echon and Mr. Jean-Christophe Bodin are the Managers and are actively involved in the operation of the Company.

5                             CONFIRMATION OF THE CALL OPTION

5.1                       Section 7.1.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Within thirty (30) days of the end of the Due Diligence Period, and provided (i) the Beneficiary has received the Disclosure Schedule and the Due Diligence Disclosure, (ii) all of the conditions precedent set forth in Section 4.1 of the Amendment have been satisfied at all times between the date of the Notice of Interest and the Transfer of the Option Shares Date, and (iii) the Grantors or Company are not in breach the Agreement or the Distribution Agreement, the Beneficiary will confirm the exercise of the Call Option by written notice by the Beneficiary to the Grantors’ and Managers’ Agent (the “Confirmation of the Call Option”).  Absent any such confirmation for the reasons specified in clauses (i) through (iii) above, the Beneficiary shall be deemed not to have exercised the Call Option and will be under no obligation to purchase the Option Shares (unless it exercises the Call Option again in accordance with Article 7.1.1 et seq.).  In addition, if the Beneficiary does not exercise the Call Option for the reasons specified in clauses (i) through (iii) above, or if at any time the Grantors or Company breach the Agreement or the Distribution Agreement, the Amendment and all rights and obligations thereunder shall automatically terminate.”

6                             INDEMNITY AND ESCROW

6.1                       In Section 8 of the Agreement (excluding subsections 1 through 4 of Section 8.1), the term “Managers” is hereby deleted and replaced in each instance with the term “Grantors.”

6.2                       Section 8.1(4) of the Agreement is hereby deleted in its entirety and replaced with the following:

“any Taxes reassessment incurred by the Companies based on any facts or events having arisen on or prior to the Transfer of the Option Shares, regardless of whether such facts or events were disclosed on the Disclosure Schedule or in the Due Diligence Disclosure, but excluding any such reassessment resulting from the adjustment of the purchase price for Conceptus Products specified in the Distribution Agreement Amendment;”

6.3                       A new Section 8.7 is added to the Agreement which reads as follows:

Promptly after the Transfer of the Option Shares Date the Beneficiary shall deposit 11% of the Option Purchase Price (in lieu of payment of such amount to the Grantors) with an escrow agent located in the United States (provided that the agent is an office of a French bank located in the United States) selected by the Beneficiary and reasonably acceptable to the Managers (the “Escrow Agent”), such deposit, together with any interest that may be earned thereon, shall constitute the escrow funds (the “Escrow Funds”).  The Escrow Funds shall be held by the Escrow Agent and be available until the first anniversary of the Transfer of the Option Shares Date (the “Escrow Period”) to compensate the Indemnified Parties for indemnifiable Losses arising from Claims submitted by the Beneficiary pursuant to this Article 8.  During the period between the Notice of Interest and the Transfer of the Option Shares Date, the Beneficiary and the Grantors shall enter into and agreement with the Escrow Agent (the “Escrow Agreement”) containing terms that address: (i) procedures for the release of Escrow Funds to the Indemnified Parties in response to Claims, including a provision, consistent with Section 8.3, that the Escrow Agent shall pay any Losses specified in a Claim in the absence of a written objection by the Managers within 30 days after their receipt of the applicable Claim Notice; (ii) the handling and investment of the Escrow Funds during the Escrow Period; (iii) the disbursement of the remaining Escrow Funds to the Grantors at the end of the Escrow Period (subject to any pending Claims); and (iv) other reasonable and customary terms for such escrow agreements.  During the Escrow Period, the Beneficiary shall notify the Escrow Agent and the Managers simultaneously of any Claim. For clarity, the procedures specified in this Section 8.7 and the amount of the Escrow Funds do not constitute the Beneficiary’s exclusive remedy with respect to Claims or other liabilities arising from or related to this Agreement, and, subject to the limitations set forth in Section 8.2, the Beneficiary may seek all other remedies available at law or equity with respect to Claims or such other liabilities.

7                             PRICE ADJUSTMENT

7.1                       As an additional consideration for the Option Shares, the Beneficiary agrees to pay the Grantors, subject to the terms and conditions of this Article 8, an amount (the “Earn Out”) which shall be equal to:

7.1.1                        the profits made by the Company during the period beginning on January 1, 2007 and ending on the Transfer of the Option Shares Date (the “Interim Period”), which profits shall be calculated in conformity with article L. 232-12 of the French Commercial Code, taking into account, in the Ordinary Course of Business, (i) allowances for the necessary depreciation and provisions (constitution des amortissements et provisions) and (ii) amounts to be allocated to the statutory reserves (réserves légales) or to any other reserve set forth by the by-laws of the Company (réserves statutaires), provided however that the existing retained profits (report à nouveau bénéficiaire) or loss carry-forward (pertes antérieures) shall not be taken into account for the purposes of calculating the Earn Out.

7.1.2                        less any dividends distributed by the Company after January 1, 2007, other than the distribution to be made in 2007 and pertaining to the profits for fiscal year 2006.

7.2                       For the avoidance of doubt, the Earn Out will not include any profits made before January 1, 2007 and in the event the Company would have made no profits during the Interim Period, then the amount of the Earn Out shall be equal to zero and no Earn Out shall be paid.

7.3                       In order to be able to calculate the Earn Out, the Grantors will draw up the balance sheet (bilan) of the Company as of the closing of the Interim Period and the profit and loss accounts for the Interim Period (together the “Interim Financial Statements”), as soon as possible after the end of the Interim Period. The Grantors shall provide a draft of the Interim Financial Statements to the Beneficiary together with the proposed amount of the Earn Out calculated as set forth above.

The Beneficiary shall notify the Grantors within thirty (30) days of receipt of the draft Interim Financial Statements whether or not it agrees on the draft Interim Financial Statements prepared by the Grantors and on the calculation of the Earn Out made by the Grantors.  If the Beneficiary notifies the Grantors its disagreement on the draft Interim Financial Statements and/or on the calculation of the Earn Out (the “Notice of Non-Acceptance”), then the Earn Out shall be calculated by the Expert as set out in Schedule A.

7.4                       Within ten (10) days after final determination of the Interim Finance Statements and final calculation of the Earn Out, either by mutual consent of the Beneficiary and the Grantors or by the Expert, the Earn Out will be paid to the Grantors by check or bank transfer. The Earn Out shall be paid to the Grantors prorata the number of Option Shares sold by each of them.

8                             TRANSFER—OWNERSHIP

8.1                       In the seventh paragraph of Article 7.3 of the Agreement, the clause “Notwithstanding Article 7.2.2 here above” is deleted in its entirety and replaced by “Notwithstanding Article 7.2.3 here above.”

9                             GENERAL

9.1                       This Amendment shall be effective upon the Amendment Effective Date, whereupon the Agreement shall be, and hereby is, amended as set forth herein; provided that this Amendment shall not be effective, and the Parties shall have no obligations under this Amendment, unless and until the Distribution Agreement Amendment is executed by the Company and the Beneficiary.

9.2                       On and after the Amendment Effective Date, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Agreement as amended hereby.

9.3                       Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

9.4                       This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single instrument.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by a person duly authorized as of the Amendment Effective Date.

/s/ Yves Guillemain D’Echon	/s/ Mark Siezckarek
Mr. Yves GUILLEMAIN D’ECHON	CONCEPTUS Inc.
By: Mr. Mark SIEZCKAREK

Pursuant to Article 1415 of the French Civil
Code, the undersigned Mrs Catherine
Guillemain d’Echo hereby expressly accepts
all the undertakings made by Mr. Yves
Guillemain d’Echon pursuant to this
Agreement.

Title: President and Chief Executive Officer

/s/ Catherine Guillemain D’Echon
Mrs Catherine GUILLEMAIN D’ECHON

/s/ Jean-Christophe Bodin	/s/ Yves Guillemain D’Echon
Mr. Jean-Christophe BODIN	CONCEPTUS SAS
By: Mr. Yves GUILLEMAIN D’ECHON
Title: President

/s/ Catherine Guillemain D’Echon	/s/ Florent Guillemain D’Echon
Mrs Catherine GUILLEMAIN D’ECHON	Mr. Florent GUILLEMAIN D’ECHON

/s/ Alban Guillemain D’Echon	/s/ Tristan Guillemain D’Echon
Mr. Alban GUILLEMAIN D’ECHON	Mr. Tristan GUILLEMAIN D’ECHON

/s/ Jean Guillemain D’Echon	/s/ Katia Bodin
Mr. Jean GUILLEMAIN D’ECHON	Mrs. Katia BODIN

/s/ Fabienne Gairin	/s/ Isabelle Viroulet
Miss. Fabienne GAIRIN	Miss Isabelle VIROULET

/s/ Aurélie Blanchard	/s/ Didier Pinget
Miss Aurélie Blanchard	Mr. Didier PINGET

/s/ Eric Tourraud	/s/ Philippe Marechal
Mr. Eric TOURRAUD	Mr. Philippe MARECHAL

Schedule A

1.                           Should the Beneficiary disagree with the draft Interim Financial Statements prepared by the Grantors, then the Beneficiary and the Grantors shall discuss in good faith the objections of the Beneficiary on those items of the draft Interim Financial Statements and/or the calculation of the Earn Out on which they disagree (the “Disputed Items”) and shall use their reasonable endeavors to reach an agreement on such Disputed Items, within ten (10) days of the Notice of Non-Acceptance (or any other date as the Beneficiary and the Grantors may agree in writing).

2.                           If the Grantors and the Beneficiary do not reach an agreement on the draft Interim Financial Statements and/or on the calculation of the Earn Out within the period referred to in paragraph 1 above, then the Disputed Items (and only those) shall be referred, on the application of either the Beneficiary or the Grantors, for determination to an expert chosen by the Beneficiary and the Grantors (said expert or any successor thereof, the “Expert”).  Failing an agreement among the Beneficiary and the Grantors on such designation within twenty (20)  days of the Notice of Non Acceptance, any of them may request the President of the Commercial Court of Paris ruling under summary proceedings (statuant en référé) to appoint an independent firm of internationally recognized chartered accountants, each of the Beneficiary and the Grantors having the opportunity to be heard.  If the initial Expert (or any of its successor(s) appointed in accordance with the procedure set out hereafter) refuses, or is unable to carry out its mission hereunder then its successor shall be appointed as set forth in this paragraph 2.

3.                           Following appointment of the Expert, the Beneficiary and the Grantors shall each promptly (and in any event within such time frame as reasonably enables the Expert to make its decision in accordance with the period set forth in paragraph 5 below prepare and deliver to the Expert a written statement on the Disputed Items (together with the relevant documents including the Draft Interim Financial Statements and the calculation of the Earn Out).  The Beneficiary and the Grantors agree to promptly provide each other and where applicable, the Expert, with all information in their respective possession or control relating to the operations of the Company, including access at all reasonable times to all employees, books, records and files, and other relevant information and all co-operation and assistance, as may be reasonably required to enable the production of and the review of the draft Interim Financial Statements.

4.                           The mission of the Expert shall be limited to the review and resolution of the Disputed Items based solely upon the elements presented by the Parties and not by independent review. The Expert shall act as pursuant to the provisions of Clause 1592 of the French Civil Code and its decision shall be final and binding on the Parties (absent any gross mistake) and shall not be subject to any recourse before a court or arbitration tribunal except as necessary to enforce such decision.

5.                           The Expert shall make its decision after due hearings of the Beneficiary and the Grantors. The Expert shall be requested to give its decision within thirty (30) days of acceptance by the Expert of its appointment hereunder.

6.                           The decision of the Expert shall be founded and the Expert shall provide the Beneficiary and the Grantors with a final version of the Interim Financial Statements, together with a calculation of the amount of the Earn Out, and shall specify in reasonable details what adjustments, if any, have been made to the draft Interim Financial Statements and the calculation of the Earn Out in respect of the Disputed Items.

7.                           The fees and expenses of the Expert shall be borne equally between the Beneficiary, on the one hand, and the Grantors, on the other hand.